Eugene I. Lee, Jr., Appointed Chairman of the Board of Portillo’s; Michael A. Miles, Jr. to Retire as of Annual Meeting
Directors Michael A. Miles, Jr. and Joshua A. Lutzker announce they will not stand for reelection at the Company’s 2026 Annual Meeting

CHICAGO – March 11, 2026 – Portillo’s (NASDAQ: PTLO), the fast-casual restaurant concept known for its menu of Chicago-style favorites, today announced a leadership transition within its Board of Directors. The Board has appointed Eugene I. Lee, Jr., a respected veteran of the restaurant industry and award-winning foodservice leader, as Chairman of the Board, effective immediately. Lee succeeds Michael A. Miles, Jr., who will retire after leading the Company’s Board of Directors since 2014, where he helped transition Portillo’s from a founder-led company to a public company.

“It’s an honor to step into the role of Chairman at this pivotal time. Portillo’s is an iconic brand with a powerful foundation and an even brighter future,” said Lee. “The Board and I appreciate Mike’s long-time dedication to and affinity for Portillo’s; he has done an excellent job leading the Company’s Board for over a decade, and we value his work as Interim Chief Executive Officer to jumpstart the brand’s recent strategic reset. As we move forward, we are confident in the tremendous opportunities ahead for Portillo’s. I look forward to working closely with the Board and management team to build on the Company’s momentum, drive long-term value for our shareholders, and support continued growth.”

Lee joined the Portillo’s Board as a Director in June 2025, bringing deep restaurant-industry and public company experience. He served as CEO at Darden Restaurants from 2015 to 2022 and Chairman of the Darden Board from 2021 to 2023. Lee originally joined Darden in 2007 through the acquisition of RARE Hospitality International, and went on to hold several senior roles, including President and Chief Operating Officer, and President of Darden’s Specialty Restaurant Group. Prior to Darden, Mr. Lee held various leadership positions at RARE, including President and COO. He also serves on the Board of Advance Auto Parts (NYSE: AAP) as Independent Board Chair.

Michael A. Miles, Jr. and Joshua A. Lutzker have informed the Company they will not stand for reelection as Directors at the Company’s 2026 Annual Meeting of Shareholders. At that time, the size of the Board of Directors will be reduced to seven.

Both Miles and Lutzker have served on Portillo’s Board since August 2014, providing valuable guidance and leadership during the Company’s periods of growth and expansion. Miles and Lutzker will remain on the Compensation and Nomination & Governance Committees until the Company’s Annual Meeting.

“Serving as Chairman for this brand for the past nearly 12 years has been a true privilege,” said Miles. “Watching our restaurant footprint expand to more than 100 locations and seeing new communities embrace what makes Portillo’s special has been incredibly rewarding. I am proud of what we have built together and excited for the continued momentum ahead.”

About Portillo’s
Portillo’s (NASDAQ: PTLO) is a one-of-a-kind brand that has grown from a small hot dog trailer in Chicago to more than 100 restaurants across 11 states. Known for its unique menu of craveable Italian beef sandwiches, Chicago-style hot dogs, char-broiled burgers, fresh salads and iconic chocolate cake, Portillo’s is beloved in both its home of Chicagoland and across new and growing markets. Portillo’s operates a company-owned model of not just restaurants – but experience-focused destinations that blend dine-in, drive-thru, takeout and delivery to serve our guests with the food they crave. And now, after six decades of success and counting, Portillo’s is on a mission to bring its iconic food and unforgettable dining experience to guests across the country.

Guests can join Portillo’s Perks, the brand’s loyalty program, at Portillos.com/perks to earn and redeem delicious rewards. Every visit brings fans closer to exclusive perks, badges and surprise offers. Fans can also download the Portillo’s App for iOS or Android or visit Portillo’s website to order ahead for pickup or delivery and get the best dill on these bun-believably delicious Chicago-style favorites and more. Plus, Portillo’s ships its craveworthy food to all 50 states via its website.

Media Contact:
Sara Wirth
Director, PR & Communications
Press@portillos.com

Investor Contact:
Chris Brandon
VP, Investor Relations
cbrandon@portillos.com